Exhibit 8.1

[SULLIVAN & CROMWELL LETTERHEAD]

September 21, 2007

China Digital TV Holding Co., Ltd.

Jingmeng High-Tech Building B, 4/F

No.5 Shangdi East Road, Haidian District

Beijing 100085, People’s Republic of China

Ladies and Gentlemen:

We have acted as United States tax counsel to China Digital TV Holding Co., Ltd (the “Company”) in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of an aggregate of 12,000,000 American Depositary Shares, or ADSs, of the Company. We hereby confirm to you that the disclosure as to matters of United States federal income tax law as set forth under the heading “Taxation – United States Federal Income Taxation” in the Prospectus of the Company with respect to the ADSs, which is part of the Company’s Registration Statement on Form F-1 filed on September 14, 2007, constitutes our opinion, subject to the qualifications set forth therein.

We hereby consent to the reference to us in the Prospectus under the caption “Taxation – United States Federal Income Taxation” and the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Sullivan & Cromwell LLP